Exhibit 16.1

22 May 2020

Audit Committee Chair

Sharing Economy International Inc.

M03, 3/F, Eton Tower

8 Hysan Avenue, Causeway Bay

Hong Kong

Resignation as Accountants

We will cease our services as your accountants effective from 22 May 2020.

Very truly yours,

/s/ Exelient PAC

Exelient PAC